Exhibit 4.7

Execution Version

RELATIONSHIP AGREEMENT

This RELATIONSHIP AGREEMENT (this “Agreement”) is made and effective as of January 7, 2021 by and among Technip Energies B.V, a private limited company incorporated under the laws of the Netherlands, which prior to the Distribution (as defined below) will be converted to Technip Energies N.V., a public limited liability company incorporated under the laws of the Netherlands (the “Company”), Bpifrance Participations SA, a French société anonyme (public limited company) (“Shareholder”) and TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (“Parent”).

RECITALS

WHEREAS, until the Distribution (as defined below), Parent will own 100% of the ordinary shares, nominal value EUR 0.01 per share, of the Company (the “Ordinary Shares”);

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of the date hereof, by and between Parent and the Company (the “SDA”), Parent and the Company will separate the business of the Company from Parent and Parent will make a distribution of Ordinary Shares to the holders of Parent’s ordinary shares representing an aggregate 50.1% interest in the Company (the “Distribution”);

WHEREAS, immediately following the date the Distribution is made (the “Distribution Date”), Parent will hold an amount of Ordinary Shares representing 49.9% of the outstanding Ordinary Shares;

WHEREAS, pursuant to that certain Share Purchase Agreement dated as of the date hereof, by and between Parent and Shareholder (the “Share Purchase Agreement”), Shareholder agreed to acquire from Parent a certain number of Ordinary Shares (the “BPI Investment Shares”) to be determined in accordance with the Share Purchase Agreement in exchange for the purchase price provided for in the Share Purchase Agreement (the “Investment”); and

WHEREAS, in connection with the Investment, the Parties wish to set forth herein certain understandings among such Parties, including with respect to certain governance and other matters.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” with respect to any person, means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided that the Company and any Person controlled by the Company shall not be considered to be an Affiliate of Shareholder for any purpose under this Agreement. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Owner” (including its correlative meanings, “Beneficially Own” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “Beneficial Ownership” of a Person shall be made after giving effect to the conversion of all Equity Interests outstanding as of any date in question that are held by such Person, irrespective of any vesting period of any such Equity Interest.

“Board” means the board of directors of the Company.

“BPI Investment Shares” has the meaning set forth in the Recitals.

“Chosen Courts” has the meaning set forth in Section 8.09.

“Company” has the meaning set forth in the Preamble.

“Company Change of Control” means any transaction or series of related transactions involving: (a) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, or other transaction that would result in the shareholders of the Company immediately preceding such transaction beneficially owning less than 30% of the total outstanding equity securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest), (b) any transaction, including any direct or indirect acquisition or any tender offer, exchange offer or other secondary acquisition, that would, if completed, result in any Person or group of Persons beneficially owning more than 30% of the Ordinary Shares (measured by voting power or economic interest), (c) any sale, lease, license or other disposition, directly or indirectly, of all or substantially all of the consolidated assets of the Company or (d) the majority of the directors of the Board ceasing to be Company Continuing Directors.

“Company Continuing Director” means (a) any Person who is a director on the Board on the Distribution Date, (b) any director who was nominated for election or elected to the Board with the approval of the majority of the Company Continuing Directors who were members of the Board at the time of such nomination or election or (c) any director who was nominated or elected to the Board by individuals referred to in clauses (a) and (b) above constituting at the time of such nomination or election at least a majority of the Board.

“Confidential Information” has the meaning set forth in Section 3.03.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Recitals.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable, exercisable into or for, or giving access to, any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuance” means an issuance by the Company of Equity Interests: (a) as consideration of an acquisition, joint venture, merger or similar transaction approved by the Board, (b) pursuant to an income plan or equity incentive plan approved by the Board, (c) of debt securities convertible into, or exchangeable for, Ordinary Shares or (d) upon the conversion or exchange of such debt securities.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of any such agency, commission, authority or governmental instrumentality.

“Investment” has the meaning set forth in the Recitals.

“Investor Nominated Directors” has the meaning set forth in Section 2.01(a).

“Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders, policies or other similar requirements, all to the extent enacted, adopted, promulgated or applied by a Governmental Authority and having a legally binding effect.

“New Securities” has the meaning set forth in Section 5.01.

“Notice Period” has the meaning set forth in Section 5.01(a).

“Ordinary Shares” has the meaning set forth in the Recitals.

“Organizational Documents” means the articles of association, the Board rules, the committee charters of the Board and any other similar organizational documents of the Company.

“Parent” has the meaning set forth in the Preamble.

“Parties” means Shareholder, the Company and Parent.

“Permitted Transfer” means a Transfer of Ordinary Shares by Shareholder to an Affiliate of such Shareholder who has become a party to this Agreement by executing a joinder agreement in the form attached as Exhibit A; provided that such joinder agreement shall enter into force and be valid and enforceable, regardless of whether the Company and/or Parent ha(ve)(s) signed it.

“Permitted Transferee” means any Person that receives Ordinary Shares in a Permitted Transfer and becomes a party to this Agreement by executing a joinder agreement in the form attached as Exhibit A hereto.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“SDA” has the meaning set forth in the Recitals.

“Share Purchase Agreement” has the meaning set forth in the Recitals.

“Shareholder” has the meaning set forth in the Preamble.

“Transfer” (including its correlative meaning, “Transferred”) means, with respect to any Equity Interest, directly or indirectly, by operation of Law, contract or otherwise, (i) to sell, contract to sell, give, assign, contribute, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Interest (including the ownership, bare ownership, usufruct or on any other right attached to the Equity Interest, including any voting right or the right to receive dividends, or any stripping of ownership), under any form and in any title whatsoever, including in the context of a universal transfer of assets or by way of merger, for valuable or no consideration, including in situations where the transfer would take place through individual waiver to preferred subscription right in favor of identified persons, invitation to tender or under a court decision or where the transfer of ownership would be deferred, (ii) to engage in any hedging, swap, forward contract or other similar transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, such Equity Interest, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Interest, or (iii) to enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, such Equity Interest. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Transfer Notice” has the meaning set forth in Section 4.02.

Section 1.02    Other Definitional and Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be. References to the Preamble, Recitals, Articles and Sections shall refer to the Preamble, Recitals, Articles and Sections of this Agreement, unless otherwise specified. The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to “include,” “includes” and “including” in this Agreement shall be deemed to be followed by the words “without limitation,” whether or not so specified. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted.

ARTICLE II
NOMINATION RIGHTS

Section 2.01      Composition of the Board; Nomination of the Non-Executive Directors. Effective as of the Distribution Date:

(a)         For so long as Shareholder and its Permitted Transferees Beneficially Own the applicable percentage of Ordinary Shares set forth in this sentence, Shareholder shall have the right to propose one or two nominees to the Board for appointment as non-executive directors (the “Investor Nominated Directors”) as follows: (i) two Investor Nominated Directors, so long as Shareholder Beneficially Owns at least 18% of the Ordinary Shares; and (ii) one Investor Nominated Director, so long as Shareholder Beneficially Owns at least 5% of the Ordinary Shares but less than 18% of the Ordinary Shares; provided, however, that notwithstanding the amount of Ordinary Shares Beneficially Owned by Shareholder and its Permitted Transferees, Shareholder shall be entitled to propose two Investor Nominated Directors for appointment to the Board at any general or extraordinary general meeting of the Company at which directors are appointed occurring prior to a vote on the Company’s annual financial statements of the fiscal year following the year in which the Distribution Date occurs.

(b)         If at any time the number of Investor Nominated Directors serving on the Board is less than the total number of Investor Nominated Directors Shareholder is entitled to propose for nomination pursuant to the foregoing sentence, whether due to the death, resignation, retirement, disqualification or removal from office of an Investor Nominated Director or for any other reason, other than expiration of the term of appointment in which case Section 2.01(c) shall apply, Shareholder shall be entitled to propose for nomination such person’s successor, and the Board shall promptly fill the vacancy with such successor as designated by Shareholder, it being understood that any such successor nominee shall serve the remainder of the term of the Investor Nominated Director whom such nominee replaces in accordance with the Organizational Documents.

(c)         The Board shall make a binding nomination of any Investor Nominated Director for appointment as a non-executive director of the Board in the first meeting of the Company general meeting that is convened after receiving Shareholder’s proposal for an Investor Nominated Director (unless such nominee is appointed by the Board in accordance with Section 2.01(b)) and at each subsequent Company general or extraordinary meeting at which directors are appointed.

(d)        Subject to the proviso in Section 2.01(a), if Shareholder’s and its Permitted Transferees’ Beneficial Ownership of Ordinary Shares decreases below any percentage threshold set forth in Section 2.01(a), Shareholder shall promptly notify the Company and, if requested by the Board, cause one or more, as applicable, of the Investor Nominated Directors to resign from the Board and any committees thereof on which such Investor Nominated Directors serve, such that the remaining number of Investor Nominated Directors on the Board does not exceed the number that Shareholder is then entitled to propose for nomination pursuant to Section 2.01(a).

(e)        Each Investor Nominated Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Nominated Director is a member, in each case to the same extent as the other members of the Board. Each Investor Nominated Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-executive directors of the Company for his or her service as a director, including any service on any committee of the Board.  The Board shall give each Investor Nominated Director the same due consideration for membership to any committee of the Board as any other non-executive director.  For as long as Shareholder has the right to an Investor Nominated Director, the Company shall not amend its Organizational Documents, adopt any policies or take any other similar action to frustrate the purpose of this Section 2.01.

(f)         Parent and the Company shall cause (i) the Chief Executive Officer of the Company to be an executive member of the Board, (ii) the Chairman of the Board to be a non-executive member of the Board,  (iii) the members of the Board other than the Chief Executive Officer, the Investor Nominated Directors and the Shareholder Nominated Directors (as defined in the SDA) to: (A) represent at least 50% of the members of the Board; and (B) be independent pursuant to applicable Law (including the Dutch Corporate Governance Code), and (iv) two Investor Nominated Directors to be appointed.

(g)        Parent shall not transfer any Ordinary Shares to Permitted Transferees without the prior written consent of Shareholder (not to be unreasonably withheld or delayed).

ARTICLE III
SHAREHOLDER COVENANTS

Section 3.01     Voting Agreement. With respect to Parent and Shareholder and effective as of the Distribution Date:

(a)        Until the earlier of (i) the date on which Shareholder and its Permitted Transferees no longer maintain Beneficial Ownership of any Ordinary Shares and (ii) the occurrence of a Company Change of Control, at any general or extraordinary meeting of the Company at which the election of any Shareholder Nominated Director (as defined in the SDA) is submitted to a vote of holders of Ordinary Shares, Shareholder and its Permitted Transferees shall vote, or cause to be voted, all Ordinary Shares Beneficially Owned by Shareholder and its Permitted Transferees, in favor of the election of each Shareholder Nominated Director (as defined in the SDA).

(b)        Until the earlier of (i) the date on which Shareholder and its Permitted Transferees no longer maintain Beneficial Ownership of any Ordinary Shares and (ii) the occurrence of a Company Change of Control, at any Company general or extraordinary meeting, Shareholder and its Permitted Transferees shall be present, in person or by proxy so that all of the Ordinary Shares Beneficially Owned by Shareholder and its Permitted Transferees may be counted for the purposes of determining the presence of the share capital at such meeting.

Section 3.02    Lock-Up Restrictions.  Prior to the date that is one hundred and eighty (180) days after the Distribution Date, Shareholder and its Permitted Transferees shall not, without the Company’s prior written consent, Transfer any BPI Investment Shares.

Section 3.03      Confidentiality. Shareholder will, and will cause its Permitted Transferees to, and will direct its respective representatives (including their respective Affiliates, officers, managers, directors, employees members of internal committees (the “Internal Representatives”) and their respective outside counsel, accountants, consultants, auditors and advisors (the “External Representatives”)) who actually receive Confidential Information (as defined herein) to, keep confidential any information (including oral, written and electronic information) concerning the Company, its subsidiaries or its Affiliates that may be furnished to Shareholder, its Permitted Transferees or their respective representatives by or on behalf of the Company or any of its representatives pursuant to this Agreement (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Shareholder’s investment in the Company; provided, that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by the Shareholder or its Permitted Transferees or their respective representatives, (b) was or becomes available to the Shareholder or its Permitted Transferees or their respective representatives from a source other than the Company or its representatives; provided, further, such source is reasonably believed by Shareholder or its Permitted Transferees or their respective representatives not to be subject to an obligation of confidentiality (whether by agreement or otherwise), or (c) was independently developed by the Shareholder or its Permitted Transferees or their respective representatives without reference to, incorporation of, or other use of any Confidential Information. Notwithstanding the foregoing, Shareholder may disclose Confidential Information (i) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company, (ii) as may be reasonably determined by the Shareholder to be necessary in connection with the Shareholder’s enforcement of its rights in connection with this Agreement or its investment in the Company or (iii) as may otherwise be required by Law or by any stock exchange or any competent Governmental Authority or legal, judicial or regulatory process or proceedings; and provided, further, that (x) any breach of the confidentiality and use terms herein by any Internal Representative to whom the Shareholder may disclose Confidential Information pursuant to this Section 3.03 shall be attributable to the Shareholder for purposes of determining the Shareholder’s compliance with this Section 3.03, except those who have entered into a separate confidentiality or non-disclosure agreement or obligation with the Company with respect to such Confidential Information, and (y) Shareholder takes commercially reasonable steps to minimize the extent of any required disclosure described in clause (iii) of the preceding proviso.  Each Party shall (and shall ensure that each of its Permitted Transferees and representatives shall) maintain this Agreement and its terms and conditions in confidence and not disclose such information to any person, except if disclosure is (i) required by Law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction, (ii) required for the purpose of performing or enforcing any rights arising out of this Agreement, or (iii) specifically permitted by this Agreement.  No public announcement or press release with respect to this Agreement and mentioning the Shareholder shall be made without the prior written consent of the Shareholder (not to be unreasonably withheld or delayed).

ARTICLE IV
COMPANY COVENANTS

Section 4.01     Certain Amendments to the SDA.  As (i) from the date hereof until the Distribution Date, regardless of whether Shareholder Beneficial Owns any Ordinary Shares, and (ii) from the Distribution Date, for so long as Shareholder and its Permitted Transferees maintain Beneficial Ownership of any Ordinary Shares, as applicable, the Company shall not amend Section 5.8, Section 5.9, Section 5.11(c) and Section 5.12 of the SDA without the prior written consent of Shareholder.

Section 4.02     Consultation on Transfers of Ordinary Shares by Parent.  Effective as of the Distribution Date, for so long as Shareholder and its Permitted Transferees maintain Beneficial Ownership of any Ordinary Shares, the Company shall within two (2) business days of receiving written notice from Parent pursuant to Section 5.8(i) or Section 5.8(j) of the SDA (a “Transfer Notice”) of a potential sale of Ordinary Shares by Parent, provide a copy of such Transfer Notice to Shareholder, and the Company shall consult with Shareholder in good faith with regards to the Company’s response to any Transfer Notice.

Section 4.03   Certain Actions Under Organizational Documents.  Until three (3) years from the Distribution Date, the Board shall (i) not adopt a resolution that would be required to be submitted to a Company general or extraordinary general meeting pursuant to Article 7.3.7 of the Company’s Articles of Association, (ii) recommend against any proposal that would require approval of the Company’s shareholders pursuant to Article 7.3.7 of the Company’s Articles of Association, and (iii) shall not propose to amend the provisions of Article 7.3.7 of the Company’s Articles of Association and shall recommend to vote against any proposal to amend Article 7.3.7 of the Company’s Articles of Association; it being specified that the provisions of this Section 4.03 shall only be binding upon the Company.

ARTICLE V
PREEMPTIVE RIGHTS

Section 5.01      Preemptive Rights. Effective as of the Distribution Date, if the Board determines to cause the Company to issue additional Ordinary Shares, or any equity securities convertible into or exchangeable for Ordinary Shares (the “New Securities”) other than pursuant to an Excluded Issuance, the Board shall provide written notice to Shareholder. Shareholder will, subject to compliance with applicable securities laws, have a preemptive right to purchase its pro rata share, based on its percentage of Ordinary Shares Beneficially owned in proportion to all outstanding Ordinary Shares at the time of such issuance. Such purchase shall be on the terms and conditions as the Board has established for the issuance of such New Securities, provided that such terms and conditions shall be the same for Shareholder. For the avoidance of doubt, no proposed issuance of New Securities (including any issuance of New Securities to Shareholder) completed in compliance with this Section 5.01 shall be applied in a circular manner so as to result in duplicative or iterative preemptive rights.

ARTICLE VI
ACCESS AND INFORMATION RIGHTS

Section 6.01    Access and Information Rights. Effective as of the Distribution Date, the Company agrees to, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries in accordance with international financial accounting principles.  Without limiting, and in addition to, the rights of inspection provided under the Laws of the Netherlands, for so long as Shareholder Beneficially Owns at least 10% of the outstanding Ordinary Shares, in order to facilitate Shareholder’s (i) compliance with its ongoing financial reporting, audit and other legal and regulatory requirements (including its tax, risk management and control procedures) applicable to its Beneficial Ownership of the Ordinary Shares and (ii) oversight of its investment in the Company, the Company agrees to, and shall cause its subsidiaries to, provide Shareholder with the following, subject to appropriate confidentiality arrangements and restrictions:

(a)         half-year financial statements as soon as reasonably practicable after they become available but no later than forty (40) days after the end of the applicable reporting period of the Company;

(b)         audited (by a nationally recognized accounting firm) annual financial statements as soon as reasonably practicable after they become available but no later than sixty (60) days after the end of each fiscal year of the Company; and

(c)         any other financial information or other information reasonably necessary for Shareholder to comply with the financial reporting, audit and other legal and regulatory requirements (including its tax, risk management and control procedures) applicable to Shareholder; provided that any external costs incurred by  in connection with the collection and/or provision of such information to Shareholder will be borne by Shareholder.

ARTICLE VII
EFFECTIVENESS AND TERMINATION

Section 7.01      Termination. Except to the extent otherwise expressly provided herein, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect upon the earlier of (a) its termination by the written consent of the Parties, (b) the date on which the Shareholder and its Permitted Transferees cease to Beneficially Own any Ordinary Shares and (c) the termination of the Share Purchase Agreement. Upon (i) any termination pursuant to clause (c) above, the Shareholder shall promptly notify the Company and, (A) for so long as Shareholder and its Permitted Transferees maintain Beneficial Ownership of any Ordinary Shares: (1) the Board’s obligation to propose the Investor Nominated Director identified on Schedule 7.01(i) (or any other person appointed from and after the Purchase Date (as defined in the Share Purchase Agreement) as an Investor Nominated Director on proposal of Shareholder, in replacement of, or as successor to, the individual identified on Schedule 7.01(i)) for appointment to the Board at any general or extraordinary general meeting of the Company including and after the Company’s annual general meeting of shareholders voting on the annual financial statements of the fiscal year ending on December 31, 2021 shall terminate; and (2) if requested by the Board, Shareholder shall cause the other Investor Nominated Director to resign from the Board and any committees thereof on which such Investor Nominated Director serves; except if one of the Investor Nominated Directors is the individual identified on Schedule 7.01(ii) (in which case such Investor Nominated Director shall remain in office); and (B) if Shareholder and its Permitted Transferees cease to Beneficially Own any Ordinary Shares, if requested by the Board, Shareholder shall cause one or both of the Investor Nominated Directors (as determined by the Board) to resign from the Board and any committees thereof on which such Investor Nominated Director(s) serve(s); except if one of the Investor Nominated Directors is the individual identified on Schedule 7.01(ii), in which case, such Investor Nominated Director shall remain in office; and (ii) any other termination of this Agreement, the Shareholder shall promptly notify the Company and, if requested by the Board, cause one or both of the Investor Nominated Directors (as determined by the Board) to resign from the Board and any committees thereof on which such Investor Nominated Director(s) serve(s). For the avoidance of doubt, the provisions of this Section 7.01 shall survive the termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

if to the Company, to:

Technip Energies N.V.
6-8 Allée de l’Arche
92400 Courbevoie
France
Attention:Bruno Vibert
Email:bruno.vibert@techipfmc.com
Attention: Stephen Siegel
Email: stephen.siegel@technipfmc.com

with copies to (which shall not constitute a notice):

Davis Polk & Wardwell LLP
121 avenue des Champs-Elysées
75008 Paris, France
Attention:          Jacques Naquet-Radiguet
Email:               Jacques.naquet@davispolk.com

De Brauw Blackstone Westbroek N.V.
Claude Debussylaan 80
1082 MD Amsterdam, the Netherlands
Attention:          Paul Cronheim
Email:               paul.cronheim@debrauw.com

if to Shareholder, to:

Bpifrance Participations
6/8 boulevard Haussmann,
 75009 Paris
France
Attention : Arnaud Caudoux
Email : arnaud.caudoux@bpifrance.fr
 Attention : Eric Lefebvre
 Email : eric.lefebvre@bpifrance.fr

with a copy to (which shall not constitute a notice):

Cleary Gottlieb Steen & Hamilton LLP
12, rue de Tilsitt 75008 Paris, France
Attention:  Pierre-Yves Chabert
Email:  pchabert@cgsh.com

Section 8.02      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.03      Expenses. Each Party shall be responsible for all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the Investment.

Section 8.04     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.05   Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 8.06     No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.07     Further Assurances. The Parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 8.08     Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the Netherlands, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 8.09     Specific Enforcement; Consent to Jurisdiction. The Parties agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law. Each of the Parties hereby submits to the exclusive jurisdiction of any competent court in Amsterdam (such courts, the “Chosen Courts”). In addition, each of the Parties irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated hereunder or the negotiation, execution or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Chosen Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 8.09, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 8.01 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 8.01 shall be effective service of process for any litigation in connection with this Agreement or the transactions contemplated hereunder. Nothing in this Section 8.09 shall affect the right of any Party to serve legal process in any other manner required or permitted by Law.

Section 8.10     Amendment. Subject to applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the Parties.

Section 8.11    Waiver. Waiver by a Party of any default by any other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.12     No Rescission; Errors. The Parties hereby waive their rights under articles 6:228 and 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden) and/or annul (vernietigen) or demand in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part, of this Agreement and their rights under article 6:230 of the Dutch Civil Code to request in legal proceedings the amendment of this Agreement.

Section 8.13      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any Party without the prior written consent of the other Parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

TECHNIP ENERGIES B.V.

By:	/s/ Stephen Siegel
Name:	Stephen Siegel
Title:	Managing Director

[Signature Page to Relationship Agreement]

BPIFRANCE PARTICIPATIONS SA

By:	/s/ Arnaud Caudoux
Name:	Arnaud Caudoux
Title:	Deputy CEO

[Signature Page to Relationship Agreement]

TECHNIPFMC PLC

By:	/s/ Maryann T. Mannen
Name:	Maryann T. Mannen
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Relationship Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

[ ● ], a [ ● ] (the “Joining Party”), is executing and delivering this Joinder Agreement (this “Joinder”) to that certain Relationship Agreement, dated as of January 7, 2021 (as amended, modified or supplemented from time to time, the “Relationship Agreement”), by and among Technip Energies N.V., a public limited liability company incorporated under the laws of the Netherlands (formerly known as Technip Energies B.V, a private limited company incorporated under the laws of the Netherlands) (the “Company”), Bpifrance Participations SA, a French société anonyme (public limited company) (“Shareholder”) and TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (“Parent”), and. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Relationship Agreement.

By executing and delivering this Joinder, the Joining Party (a) hereby agrees to become a party to, be bound by, comply with the terms and conditions of, make the representations and warranties contained in and have the rights and obligations set forth in the Relationship Agreement, in each case, to the same extent as the Shareholder, and (b) shall be a Shareholder or a Permitted Transferee under the Relationship Agreement for all purposes thereof.

This Joinder shall be governed by and construed in accordance with the Laws of the Netherlands, without regard to principles of conflicts of Laws thereof.

[Signature Page Follows.]

Accordingly, the undersigned have executed and delivered this Joinder as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

TECHNIP ENERGIES N.V.

By:
Name:
Title:

TECHNIPFMC PLC

By:
Name:
Title:

[Signature Page to Joinder Agreement]